                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                            1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

                      Roberts Pharmaceutical Corporation
    ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.


[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:


[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date filed:

                                     LOGO

                                PROXY STATEMENT
                      ROBERTS PHARMACEUTICAL CORPORATION
                              MERIDIAN CENTER II
                             4 INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 22, 1996

                               ----------------

To the Shareholders of
ROBERTS PHARMACEUTICAL CORPORATION:

  The Annual Meeting of the Shareholders of ROBERTS PHARMACEUTICAL CORPORATION (the "Company") will be held on Wednesday, May 22, 1996 at the Company's headquarters, Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

  1. To elect eight Directors to serve for the following year or until their successors have been elected and qualify;

  2. To consider and act upon a proposal to approve and adopt the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan;

  3. To consider and act upon a proposal to approve and adopt the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan;

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on April 4, 1996, are entitled to notice of and to vote at the meeting.

                                          ANTHONY A. RASCIO, Esq.
                                          Vice President and
                                          Secretary
Eatontown, New Jersey
April 29, 1996

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR
REPRESENTATION AT THE MEETING, HOWEVER, YOU ARE URGED TO SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                      ROBERTS PHARMACEUTICAL CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

GENERAL INFORMATION

  This Proxy Statement is furnished to the holders of Common Stock, $.01 par value ("Common Stock"), of Roberts Pharmaceutical Corporation (the "Company") in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on May 22, 1996, and at any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. A form of proxy for use at the meeting is also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about April 29, 1996. The executive offices of the Company are located at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.

  Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the Secretary of the Annual Meeting. Presence at the Annual Meeting does not of itself revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the instructions therein. Proxies submitted without indication will be voted FOR the nominees for Director named herein; FOR the proposal to approve and adopt the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"); and FOR the proposal to approve and adopt the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan"). Management is not aware, at the date hereof, of any matters to be presented at the Annual Meeting other than the matters described hereinabove, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

  The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company (the "Board of Directors"). It is not anticipated that any compensation will be paid for soliciting proxies and the Company does not intend to employ specially engaged personnel in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail. Further, Directors, officers and employees of the Company may also, without additional compensation, solicit proxies, personally or by mail, telephone, telegraph, facsimile transmission or special letter.

VOTING SECURITIES

  The voting securities entitled to vote at the Annual Meeting consist of shares of Common Stock of the Company with each share of Common Stock entitling its owner to one vote on an equal basis. The number of outstanding shares of Common Stock on April 4, 1996 was 18,551,090. Only shareholders of record on the books of the Company at the close of business on that date will be entitled to vote at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting for purposes of electing Directors and acting upon the proposals to approve and adopt the Stock Purchase Plan and the Equity Incentive Plan. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

  Directors shall be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. The proposal to approve and adopt the Stock Purchase Plan must be approved by a majority of the votes cast at the Annual Meeting on such proposal by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote. The proposal to approve and adopt the Equity Incentive Plan must be approved by a majority of the votes cast at the Annual Meeting on such proposal by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote.

  All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of total votes cast in the election for Directors and will have the same effect as a negative vote. Under the New Jersey Business Corporation Act and under the Company's By-Laws, any proxy submitted and containing an abstention or a broker non-vote will not be counted as a vote cast on any matter to which it relates except that, solely for purposes of determining whether the Stock Purchase Plan and the Equity Incentive Plan have been approved by the Company's shareholders in compliance with the voting standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any proxy containing an abstention with respect to the proposals to approve and adopt the Stock Purchase Plan and the Equity Incentive Plan and any share of Common Stock present at the Annual Meeting that has abstained from voting on such proposals will be counted toward the tabulation of the votes cast on the proposals to approve and adopt the Stock Purchase Plan and the Equity Incentive Plan and will have the same effect as a negative vote.

PRINCIPAL SHAREHOLDERS

  The following table sets forth information as of April 4, 1996, with respect to each person who is known by the Company to be the beneficial owner, as defined in Rule 13d-3 ("Rule 13d-3") of the Exchange Act, of more than five percent (5%) of the Company's Common Stock.

                                                  AMOUNT AND NATURE      PERCENT
NAME AND ADDRESS                                         OF                OF
OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP(1)    CLASS
- -------------------                            -----------------------   -------
Yamanouchi Group Holding Inc.(2)..............        5,048,500           27.2%
Robert A. Vukovich, Ph.D.(3)..................        1,939,161(4)(5)(6)  10.3%

- --------
(1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
(2) The address of the principal office of such shareholder is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Yamanouchi Group Holding Inc. ("Yamanouchi Group Holding") is a wholly owned subsidiary of Yamanouchi Pharmaceutical Co., Ltd. ("Yamanouchi").
(3) Dr. Vukovich is Chairman of the Board of Directors, President and Chief Executive Officer of the Company and maintains a business address at the Company's offices at Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724.
(4) Includes 250,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Company's stock option plans.
(5) Includes 4,090 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
(6) Includes 47,500 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich's wife pursuant to the Company's Incentive Stock Option Plan ("Incentive Option Plan") with respect to which Dr. Vukovich disclaims beneficial ownership.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information as of April 4, 1996, with respect to the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of the Company's Common Stock by each Director or nominee for Director, each of the Named Officers (as defined in the section captioned "Executive Compensation") and by all Directors, nominees for Director and Executive Officers of the Company as a group.

NAME OF                                   AMOUNT AND NATURE            PERCENT OF
BENEFICIAL HOLDER                     OF BENEFICIAL OWNERSHIP(1)         CLASS
- -----------------                     --------------------------       ----------
Robert A. Vukovich, Ph.D............          1,939,161(2)(3)(4)          10.3%
Robert W. Loy.......................             65,000(5)                 (6)
Anthony A. Rascio, Esq..............             60,065(7)                 (6)
Peter M. Rogalin....................              1,000                    (6)
Yale Brozen, Ph.D.(8)...............             30,000(9)                 (6)
Takao Miyamoto......................               (10)
Akihiko Matsubara...................               (10)
W. Robert Fowler, M.D...............             51,000(11)                (6)
Digby W. Barrios....................             18,000(12)                (6)
Anthony P. Maris(13)................             96,834(14)                (6)
All Directors, Nominees for Director
 and Executive Officers as a Group
 (9 persons)........................          2,164,226(2)(3)(4)(5)       11.4%
                                                       (7)(9)(11)(12)

- --------
 (1) Except as otherwise indicated, all of the shares of the Company's Common Stock are held beneficially and of record.
 (2) Includes 250,000 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich pursuant to the Company's Incentive Option Plan and Restricted Stock Option Plan ("Restricted Option Plan").
 (3) Includes 4,090 shares of Common Stock held by Dr. Vukovich's wife, with respect to which Dr. Vukovich disclaims beneficial ownership.
 (4) Includes 47,500 shares of Common Stock subject to currently exercisable options granted to Dr. Vukovich's wife pursuant to the Incentive Option Plan, with respect to which Dr. Vukovich disclaims beneficial ownership.
 (5) Includes 64,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.
 (6) Shares beneficially owned do not exceed 1% of the Company's outstanding shares of Common Stock.
 (7) Includes 8,786 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.
 (8) Dr. Brozen has declined to stand for re-election to the Board of Directors.
 (9) Includes 30,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Restricted Option Plan.
(10) Yamanouchi Group Holding, a principal shareholder of the Company, is a wholly owned subsidiary of Yamanouchi. Yamanouchi Group Holding holds 5,048,500 shares of the Company's Common Stock. Each of Mr. Miyamoto and Mr. Matsubara is a Director and nominee for Director of the Company and currently serves as an executive of Yamanouchi.
(11) Includes 30,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Restricted Option Plan.
(12) Includes 15,000 shares of Common Stock subject to currently exercisable options granted pursuant to the Restricted Option Plan.
(13) Mr. Maris is a former executive officer and Director of the Company and was a Named Officer of the Company as of December 31, 1995. Effective February 2, 1996, Mr. Maris resigned from the Company and its subsidiaries in all capacities as an officer and Director.
(14) Includes 96,834 shares of Common Stock subject to currently exercisable options granted pursuant to the Incentive Option Plan.

AGREEMENTS WITH YAMANOUCHI AND CERTAIN OTHER TRANSACTIONS

  Yamanouchi, through a subsidiary, owns 5,048,500 shares of the Company's Common Stock. Of such shares, 4,000,000 were acquired in March 1992 for an aggregate purchase price of $95,352,000 pursuant to the terms of a stock purchase agreement (the "Stock Purchase Agreement") entered into by the Company and Yamanouchi. Under the terms of the Stock Purchase Agreement, Yamanouchi has certain preemptive rights to acquire securities issued by the Company for so long as Yamanouchi owns at least 15% of the Company's outstanding Common Stock on a fully diluted basis, and the Company is prohibited from taking any action to prevent Yamanouchi from directly or indirectly acquiring all of the remaining shares of the Company's outstanding Common Stock, provided that any such acquisition is made in accordance with the terms of the Stock Purchase Agreement. Yamanouchi is under no obligation to acquire additional shares of Common Stock. For so long as Yamanouchi owns 10% of the outstanding Common Stock on a fully diluted basis, Yamanouchi has granted the Company a right of first refusal with respect to any shares of Common Stock which it proposes to sell, subject to certain specified exceptions.

  The Company has granted Yamanouchi certain demand and piggyback registration rights with respect to shares of Common Stock owned by it. Under the Stock Purchase Agreement, the Company is required to discuss with and obtain the views of Yamanouchi with respect to certain specified transactions, including equity offerings; incurring a material amount of debt; a material change in the Company's capital structure; and the granting of any material license to a third party. If any such proposed transaction involves a financing, the Company has agreed to review with Yamanouchi its financing needs prior to engaging in such transaction and to give Yamanouchi a reasonable opportunity to propose and negotiate a financing alternative for the Company, though Yamanouchi is under no obligation to do so. Yamanouchi is entitled to designate two members of the Company's Board of Directors for so long as it owns at least 18% of the outstanding shares of the Company's Common Stock on a fully diluted basis (or one Director for so long as it owns at least 10% of such Common Stock). Mr. Miyamoto and Mr. Matsubara are Yamanouchi's designees. Pursuant to a shareholder agreement between Yamanouchi and Dr. Vukovich (the "Shareholder Agreement") entered into at the same time as the Stock Purchase Agreement, Dr. Vukovich has agreed to vote all shares of Common Stock held by him in favor of the election of any such designees.

  Under the Shareholder Agreement, Dr. Vukovich has granted Yamanouchi certain rights of first refusal with respect to shares of the Company's outstanding Common Stock that he proposes to sell. Moreover, Dr. Vukovich has agreed in the Shareholder Agreement to support as a shareholder and officer of the Company any fair offer by Yamanouchi to acquire the Company or its outstanding Common Stock made after December 10, 1994 and before December 31, 1998. Yamanouchi is under no obligation to acquire the Company or any shares of Common Stock of the Company.

  In 1992 and 1993, the Company's wholly owned subsidiary, VRG International, Inc. ("VRG"), entered into a series of agreements with a subsidiary of Yamanouchi, pursuant to which VRG conducted clinical trials on a Yamanouchi compound known as YM617. In March 1995, these clinical research agreements were amended in connection with the resolution of a contract interpretation issue concerning billings for costs incurred by VRG. The agreements, as amended, provided for the payment to VRG of approximately $30 million and for all work required by the agreements to be completed by December 31, 1995. During 1995, the clinical research studies were completed by VRG and the balance of the payments provided for under the agreements, approximately $1.8 million, has been received by VRG. With the completion of these clinical trials on YM617, the Company does not anticipate performing any similar clinical research studies for Yamanouchi or its subsidiaries in the future since the Company has announced its decision to discontinue and divest the clinical research operations conducted by VRG and expects the sale of such operations to be completed by December 31, 1996.

                             ELECTION OF DIRECTORS

  In accordance with the Company's By-Laws which provide that the Board of Directors shall consist of not less than three nor more than fifteen members, the Board of Directors has fixed the number of Directors at eight. Each of the individuals named below, who has been nominated for election as a Director by the Board of Directors, is currently a member of the Board of Directors of the Company.

  Officers serve at the discretion of the Board of Directors. The Company has entered into employment agreements with certain officers. See "Employment Agreements."

  It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election of the eight nominees named hereinafter as Directors of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES FOR DIRECTOR.

  If any of the nominees should be unavailable for election, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any of the nominees should become unavailable for election, or if elected, should be unable to serve as a Director.

  There are no family relationships among the current Directors, Executive Officers or persons nominated by the Company to become Directors.

NOMINEES

  The nominees, their ages and current principal occupations or employment, are as follows:

                                                PRINCIPAL OCCUPATION
            NOMINEE              AGE                OR EMPLOYMENT
            -------              ---            --------------------
Robert A. Vukovich, Ph.D. ......  52 Chairman of the Board of Directors,
                                     President and Chief Executive Officer of
                                     Roberts Pharmaceutical Corporation
Peter M. Rogalin................  53 Vice President, Treasurer, Chief Financial
                                     Officer and a Director of Roberts
                                     Pharmaceutical Corporation
Robert W. Loy...................  58 Executive Vice President-Operations and New
                                     Business Development and a Director of
                                     Roberts Pharmaceutical Corporation
Anthony A. Rascio, Esq. ........  53 Vice President, Secretary, General Counsel
                                     and a Director of Roberts Pharmaceutical
                                     Corporation
Takao Miyamoto..................  52 Director of the International Division of
                                     Yamanouchi Pharmaceutical Co., Ltd. and a
                                     Director of Roberts Pharmaceutical
                                     Corporation
Akihiko Matsubara...............  41 Manager of the Corporate Planning
                                     Department of Yamanouchi Pharmaceutical
                                     Co., Ltd. and a Director of Roberts
                                     Pharmaceutical Corporation
W. Robert Fowler, M.D. .........  67 Retired Surgeon and Professor of Medicine
                                     and a Director of Roberts Pharmaceutical
                                     Corporation
Digby W. Barrios................  58 Self-employed Consultant and a Director of
                                     Roberts Pharmaceutical Corporation

  Each Director will hold office until the next Annual Meeting of Shareholders or until his successor is elected and qualifies. Dr. Vukovich serves as a Director of Cypros Pharmaceutical Corporation and Biotransplant, Inc. Mr. Barrios serves as a Director of Sepracor, Inc. and Cypros Pharmaceutical Corporation. None of the other nominees holds any directorships in companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

  Robert A. Vukovich, Ph.D., has served as Chairman of the Board and President of the Company since its inception in 1983. From 1979 to 1983, he served as Director of the Division of Developmental Therapeutics for

Revlon Health Care Group. From 1970 to 1974, Dr. Vukovich was employed in various capacities by the Squibb Institute and served as Director of Clinical Pharmacology for that organization from 1974 to 1979. Prior to 1970, Dr. Vukovich was a clinical research scientist for The Warner Lambert Research Institute. Dr. Vukovich is a graduate of Jefferson Medical College, Philadelphia, Pennsylvania, with training in pharmacology and pathology.

  Peter M. Rogalin has served as Vice President, Treasurer and Chief Financial Officer and a Director of the Company since February 5, 1996. From 1978 to 1992, Mr. Rogalin was employed in various executive capacities by Sterling Winthrop, Inc. (formerly Sterling Drug, Inc.), including Assistant Treasurer from 1987 through 1992. From 1993 through July 1994, Mr. Rogalin was a Principal in RK Associates, a consulting firm with specific expertise in financial and business operations and systems for small and medium sized companies. From July 1994 through January 1996, Mr. Rogalin served as Vice President-Finance and Chief Financial Officer of ImClone Systems, Inc., a biopharmaceutical company engaged in research and development of therapeutic products for the treatment of cancer and cancer related disorders. Mr. Rogalin, a Certified Public Accountant, received his undergraduate degree from St. Lawrence University and an M.B.A. from the Graduate School of Business, New York University.

  Robert W. Loy assumed the newly created position of Executive Vice President-Operations and New Business Development in March 1996. Mr. Loy served as Chief Operating Officer of the Company from August 1992 to March 1996 and as a Vice President of the Company from December 1992 to March 1996. Mr. Loy also has served as a Director of the Company since October 1993. From 1963 to 1990, he held various positions at Squibb Corporation, including that of Vice President, Worldwide Operations for the Squibb Derm Division. From 1990 to 1992, Mr. Loy served as Vice President, International Sales and Marketing, with Hollister, Inc. Mr. Loy received his undergraduate degree from Old Dominion University.

  Anthony A. Rascio, Esq., has served as Vice President and General Counsel and a Director of the Company since June 1987. In addition, he served as Assistant Secretary of the Company from June 1987 to June 1992, at which time he assumed the position of Secretary of the Company. From January 1987 to June 1987, Mr. Rascio was Director, Legal Affairs for the Company. During 1986, Mr. Rascio was engaged in the private practice of law. From 1984 through 1985, Mr. Rascio was employed as Director, International Operations by Jeffrey Martin, Inc., a marketer of cosmetics and proprietary medicines. Mr. Rascio served as Legal Director, International Pharmaceutical Products Division for Schering-Plough Corporation from 1980 through 1984 and held various legal positions with that company from 1971 to 1980. Mr. Rascio received undergraduate and law degrees from Fordham University.

  Takao Miyamoto has served as the Director of the International Division of Yamanouchi since 1994. From 1991 to 1994, Mr. Miyamoto served as the Director of Europe and Americas Department, International Division of Yamanouchi. From 1967 to 1991, Mr. Miyamoto held various management positions at Yamanouchi, including the position of General Manager of the London Office from 1988 to 1991 and the position of Manager, London Office (Marketing) from 1985 to 1988. Mr. Miyamoto is a graduate of Kyoto University, Japan, School of Pharmaceutical Science. Mr. Miyamoto was elected to the Board of Directors pursuant to the provisions of the Stock Purchase Agreement between the Company and Yamanouchi and has served as a Director of the Company since 1992.

  Akihiko Matsubara has served as Manager of the Corporate Planning Department of Yamanouchi since 1994. From 1988 to 1994, Mr. Matsubara served as a senior member of the Corporate Planning Department of Yamanouchi. From 1981 to 1988, Mr. Matsubara held various management positions at Yamanouchi. Mr. Matsubara is a graduate of Hitotsubashi University of Japan. Mr. Matsubara was elected to the Board of Directors pursuant to the provisions of the Stock Purchase Agreement between the Company and Yamanouchi and has served as a Director of the Company since November 1993.

  W. Robert Fowler, M.D. retired from the private practice of general surgery in 1983. He has served as Chairman of the Surgical Education Department and as a member of the faculty of the University of Tennessee

Medical School at Chattanooga. He has also served on the Executive Committees and Boards of Directors of numerous hospitals and organizations, including Hospital Corporation of America, Reid-Rowell Laboratories and W.E. Hauck, Inc. Dr. Fowler was a founder, First Chief of Staff and Chairman of the Board of Parkridge Hospital in Chattanooga, Tennessee. Dr. Fowler received his undergraduate degree from the University of North Carolina and his medical degree from Duke University. In 1988 he received a commission to the Tennessee Army National Guard and was promoted to Major General in 1991 upon serving in Operations Desert Shield and Desert Storm. Dr. Fowler has served as a Director of the Company since September 1992.

  Digby W. Barrios served as the President and Chief Executive Officer of Boehringer Ingelheim Corporation from 1988 to 1992 and as an executive of that company in various positions from 1983 to 1988. Since 1992, Mr. Barrios has been self-employed as a consultant. Mr. Barrios also serves as a Director or trustee of several academic institutions and pharmaceutical organizations. He received his undergraduate degree from Loyola University. Mr. Barrios has served as a Director of the Company since March 1994.

MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

  During the fiscal year ended December 31, 1995, the Board of Directors held four (4) regular meetings and one (1) special meeting. During fiscal 1995, each incumbent member of the Company's Board of Directors attended at least 75% of the meetings of the Board of Directors and each of the committees on which he served which were held during the period such person served as a Director and, if applicable, a committee member.

  The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

AUDIT COMMITTEE

  The current members of the Audit Committee of the Board of Directors (the "Audit Committee") are Dr. Brozen and Dr. Fowler. Dr. Brozen has declined to stand for re-election to the Board of Directors, and the Board of Directors will appoint another one of its members to the Audit Committee at its meeting which will directly follow the conclusion of the Annual Meeting. The functions of the Audit Committee are, among other things, to recommend to the Board of Directors, the auditors to be engaged as the Company's independent public accountants; to review the proposed plan and scope for the annual audit and the results of such audit when completed; to review the services rendered by the auditors and the fees charged for such services; to determine the effect, if any, on the independent public accountants' independence in the performance of any non-audit services; and to review the plan, scope and results of the Company's internal audit operations. During the fiscal year ended December 31, 1995, the Audit Committee held four (4) meetings.

COMPENSATION COMMITTEE

  The current members of the Compensation Committee of the Board of Directors (the "Compensation Committee") are Dr. Brozen, Dr. Fowler and Mr. Barrios. Dr. Brozen has declined to stand for re-election to the Board of Directors. The Compensation Committee determines the compensation of officers and administers the Management Incentive Compensation Plan, the Restricted Option Plan and the Incentive Option Plan. With respect to the Restricted Option Plan and Incentive Option Plan (collectively, the "Option Plans"), the administration of these Option Plans involves the determination of persons to whom options are granted and the terms of such grants, including the number of shares subject to options, and the exercise price thereof, subject to the express provisions set forth in each of the Option Plans. In addition, the Compensation Committee administers the Company's Money Purchase Pension Plan (the "Money Purchase Plan") and the Company's Employees Savings and Protection Plan (the "401(k) Plan"). If approved and adopted by the Company's shareholders at the Annual Meeting, the Compensation Committee will also administer the Stock Purchase Plan and the Equity Incentive Plan. During the fiscal year ended December 31, 1995, the Compensation Committee held six (6) meetings.

                             CORPORATE PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the five years ending December 31, 1995, with the cumulative total return on two broad market indices over the same period (assuming an investment of $100 in the Company's Common Stock and in each of the indices on December 31, 1990, and reinvestment of all dividends in the two broad market indices).

                              [PERFORMANCE GRAPH]
                                AVERAGE ANNUAL
                             COMPOUND GROWTH RATES

                                        12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
Roberts Pharmaceuticals                   $100      $704      $496      $871      $696      $389
NASDAQ Stock Market (US Companies)        $100      $161      $187      $214      $210      $297
NASDAQ Pharmaceutical Stocks              $100      $266      $221      $197      $148      $272

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993, of the Company's Chief Executive Officer and the other Executive Officers of the Company who earned salary and bonuses in fiscal 1995 in excess of $100,000 (collectively, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                ---------------------- ----------------------
                                                             SECURITIES        ALL OTHER
                                 SALARY        BONUS         UNDERLYING       COMPENSATION
NAME & PRINCIPAL POSITION  YEAR  ($)(1)       ($)(2)         OPTIONS (#)       ($)(3)(4)
- -------------------------  ---- ---------    --------- ---------------------- ------------
Robert A. Vukovich,
Ph.D....................   1995 $ 452,770(5) $     --             --            $ 7,500
 President and Chief       1994   469,038      600,000        200,000             7,500
 Executive Officer         1993   399,840      300,000        100,000            28,301
Anthony P. Maris (6)....   1995   263,262          --          81,000(7)          7,500
 Vice President,           1994   260,284       70,000         65,000(8)          7,500
 Treasurer                 1993   242,205       50,000         15,000            28,301
 and Chief Financial
 Officer
Robert W. Loy(9)........   1995   182,196          --          81,000(7)          7,500
 Vice President and        1994   177,458       75,000         65,000(8)          7,500
 Chief                     1993   163,889       40,000         15,000            10,184
 Operating Officer
Anthony A. Rascio, Esq..   1995   131,030          --           7,000(7)          6,698
 Vice President,           1994   131,100        5,000          7,000(8)          6,705
 Secretary                 1993   126,346        5,000          2,000            19,702
 and General Counsel

- --------
(1) Includes amounts earned but deferred at the election of the Named Officers under the Company's 401(k) Plan. See "Employees Savings and Protection Plan."
(2) Represents amounts paid to the Named Officers pursuant to the Company's Management Incentive Plan. See "Compensation Committee Report on Executive Compensation."
(3) Includes amounts to be contributed by the Company under the 401(k) Plan. Amounts to be contributed by the Company to the accounts of the Named Officers for fiscal 1995 are as follows: Dr. Vukovich--$4,500; Mr. Maris-- $4,500; Mr. Loy--$4,500; and Mr. Rascio--$4,019.
(4) Includes amounts to be contributed by the Company under the Money Purchase Plan. Amounts to be contributed by the Company to the accounts of the Named Officers for fiscal 1995 are as follows: Dr. Vukovich--$3,000; Mr. Maris--$3,000; Mr. Loy--$3,000; and Mr. Rascio--$2,679.
(5) See "Compensation Committee Report on Executive Compensation--Executive Officer Compensation."
(6) Effective February 2, 1996, Mr. Maris resigned in all capacities as an officer and a Director of the Company and its subsidiaries. Mr. Rogalin has been appointed as Vice President, Treasurer and Chief Financial Officer of the Company.
(7) Represents 81,000, 81,000, and 7,000 shares of Common Stock underlying options granted during the fiscal years ended December 31, 1992 through December 31, 1994 to Mr. Maris, Mr. Loy and Mr. Rascio, respectively; such options were repriced by the Company during the fiscal year ended December 31, 1995. See "Report on Option Repricing."
(8) Includes 15,000, 15,000 and 2,000 shares of Common Stock underlying options granted during the fiscal year ended December 31, 1993 to Mr. Maris, Mr. Loy and Mr. Rascio, respectively; such options were repriced by the Company during the fiscal year ended December 31, 1994. See "Report on Option Repricing."
(9) Effective March 4, 1996, Mr. Loy assumed the newly created position of Executive Vice President--Operations and New Business Development.

EMPLOYMENT AND RESIGNATION AGREEMENTS

  The Company has entered into employment agreements with each of Dr. Vukovich, Mr. Loy and Mr. Rascio. The employment agreements with Dr. Vukovich, Mr. Loy and Mr. Rascio provide for base minimum salaries of $540,000, $186,500 and $135,200, respectively. In addition, the agreements entitle each of such officers to participate in any incentive compensation plan offered to the Company's senior level management and to receive all vacation and other benefits, including insurance, provided to employees of the Company.

  Under the terms of the employment agreements, in the event that the employment of any such officer is terminated by the Company other than for the officer's willful misconduct, the officer is entitled to receive all base compensation at the annual rate of his base compensation at the time of termination for three years after the termination (five years after termination in the case of Dr. Vukovich) and to additional payments equal to three times the officer's average annual bonus and incentive compensation for the period commencing July 1, 1988 and ending upon termination of the employment agreement and to three times any payment made by the Company during the fiscal year prior to termination to the 401(k) Plan and/or Money Purchase Plan on behalf of the officer (five times the average annual bonus and incentive compensation received during such period by Dr. Vukovich and five times any payment made by the Company during the fiscal year prior to termination to the 401(k) Plan and/or Money Purchase Plan on behalf of Dr. Vukovich) (all such payments made to an officer in connection with the termination of employment are referred to herein collectively as "Severance Compensation"). The Severance Compensation shall be paid to the officer in the same manner and on the same dates as the officer would have received such compensation had the termination of the employment agreement not occurred.

  Under the terms of the employment agreements, in the event that the employment of any such officer is terminated by the Company in connection with a "change in control" (as such term is defined in the employment agreements) of the Company, the officer is entitled to receive the full amount of the Severance Compensation. However, if, after giving the Company six months notice, an officer terminates his employment with the Company in connection with a change in control of the Company, the officer shall be entitled to receive 75% of the Severance Compensation (100% of the Severance Compensation in the case of Dr. Vukovich).

  The Internal Revenue Code of 1986, as amended (the "Code"), imposes an excise tax on and limits the Company's deduction of payments to terminated employees following a change in control if the payments meet certain requirements and exceed the limit set forth in the Code. Generally, this limit is equal to three times the employee's average annual compensation for the five taxable years preceding the year in which the change of control occurs. The employment agreements provide that the Company shall pay any such excise taxes assessed against the officers in connection with any Severance Compensation payments made or benefits conferred under the employment agreements, including, in connection with a change in control of the Company.

  In the event of termination of an officer's employment with the Company for any reason, the employment agreements provide that such officer shall have the right to elect, during a period of seven months from the date of termination, to exercise all options previously granted to the officer under all stock option plans then adopted and maintained by the Company, whether or not such options would then be exercisable. In the event of termination for any reason by an officer, the employment agreements prohibit such officer from engaging in any activities in direct competition with the Company for a two year period. In the event of the "disability" (as such term is defined in the employment agreements) of an officer, the employment agreements provide that the officer shall be entitled to receive the full Severance Compensation from the Company. The current terms of each of the employment agreements, which are automatically renewed for successive one year periods upon their expiration, expire as follows: Dr. Vukovich--December 1999; Mr. Loy--December 1997; and Mr. Rascio--December 1997.

  Effective February 2, 1996, Mr. Maris resigned in all capacities as an officer and Director of the Company and its subsidiaries. In recognition of his service and contributions to the growth of the Company, the Company has made a lump sum payment to Mr. Maris, in connection with his resignation, in the amount of $281,283.

Further, all options to purchase the Company's Common Stock, which had been granted to Mr. Maris, became immediately exercisable, and Mr. Maris shall be entitled to exercise all or any part of such options for a period which is the shorter of fourteen (14) months from the date of his resignation (April 1, 1997) or ten (10) years from the date of grant of each such option.

EMPLOYEES SAVINGS AND PROTECTION PLAN

  All employees who have completed six months of service with the Company and have attained age 20-1/2 are eligible to participate in the Company's 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code. The 401(k) Plan enables electing employees to save up to 20% of their pre-tax compensation, subject to a dollar limit which is set by law, through contributions to the 401(k) Plan. The Company may, but is not obligated to, make matching contributions to the 401(k) Plan up to a limit of 3% of a participant's compensation. The total of employee and Company contributions under the 401(k) Plan for fiscal 1995 will be $756,433 of which the Company will contribute $199,025. See the Summary Compensation Table for amounts to be contributed by the Company under the 401(k) Plan to the accounts of the Named Officers.

MONEY PURCHASE PENSION PLAN

  In March 1993, the Company adopted the Money Purchase Plan. All full-time employees who have completed one year of service with the Company and have attained age 20-1/2 are eligible to participate in the Money Purchase Plan (the "Eligible Participants"). For the 1995 fiscal year, the Company will contribute an aggregate amount of $206,486 under the Money Purchase Plan, which will be distributed to the accounts of the Company's employees who were Eligible Participants as of December 31, 1995 pursuant to an allocation percentage equal to 2% of each Eligible Participant's 1995 compensation up to $150,000. Contributions to the Money Purchase Plan by the Company, including the aggregate amount, if any, and the percentage of the annual compensation of Eligible Participants to be contributed to their accounts, are determined by the Compensation Committee subject to review by the Company's Board of Directors. An Eligible Participant's rights in the funds in his or her Money Purchase Plan account will vest 20% per year commencing after three years of service with the Company. Full vesting occurs after seven years of service with the Company. See the Summary Compensation Table for amounts to be contributed by the Company under the Money Purchase Plan to the accounts of the Named Officers for fiscal 1995.

RESTRICTED STOCK OPTION PLAN

  The Restricted Option Plan is administered by the Compensation Committee which may grant options to purchase Common Stock to selected employees, consultants and Directors. Options granted under the Restricted Option Plan are nontransferable. The Compensation Committee has the discretion to establish the option exercise price, and the option exercise price may be less than the fair market value of the Common Stock at the time of the grant of the option. Options granted under the Restricted Option Plan may be exercised by payment of the exercise price in cash or such other form of consideration as may be deemed acceptable by the Compensation Committee. Shares issued pursuant to the exercise of options under the Restricted Option Plan may be subject to restrictions against disposition and an obligation of resale to the Company at the original acquisition price. Such restrictions and obligations lapse as determined by the Compensation Committee or as specified in the Restricted Option Plan. The Restricted Option Plan provides for the lapse of restrictions against disposition and the obligations of resale in the event of, among other things, the shareholder's death, disability or retirement.

INCENTIVE STOCK OPTION PLAN

  The Incentive Option Plan is administered by the Compensation Committee. Under the Incentive Option Plan, the Compensation Committee may designate employees, who have not reached age 65, to participate in the Incentive Option Plan and may grant options to purchase shares of the Company's Common Stock to such employees, including officers, of the Company and those subsidiaries of the Company designated by the Board of Directors. All options granted under the Incentive Option Plan are intended to qualify as "incentive stock options" as that term is defined in Section 422 of the Code. The exercise price of an option granted under the Incentive Option Plan shall be determined by the Compensation Committee, but may not be less than the fair market value (or 110% of fair market value in the case of a 10% shareholder of the Company) of the Common Stock on the date of grant of the option. Any number of options may be granted to an employee under the Incentive Option Plan; provided, that the aggregate fair market value (determined as of the date the option is granted) of the shares of Common Stock for which options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options granted under the Incentive Option Plan may have a term of up to ten years (five years in the case of a 10% shareholder of the Company), and the Compensation Committee may provide for the exercise of such options in installments over a period of up to ten years (five years in the case of a 10% shareholder). Appropriate adjustments will be made with respect to options in the event of a stock dividend, stock split, share combination, recapitalization, merger, consolidation, combination or other similar type transaction, and if the Company will not survive any such transaction, then employees may receive, at the discretion of the Board of Directors, substitute options, cash, or some other form of consideration for outstanding options, or may be given the right to accelerate the vesting and exercise of all such options. The Incentive Option Plan provides that it shall terminate in August 1997. On April 4, 1996, there were 715,414 shares of Common Stock reserved for issuance and available for grant pursuant to options under the Incentive Option Plan.

  In connection with the Board of Directors' approval and adoption of the Equity Incentive Plan, subject to shareholder approval at the Annual Meeting, the Board of Directors determined that it would be in the best interests of the Company and its shareholders to cause an early termination of the Incentive Option Plan if the Equity Incentive Plan is approved by the shareholders of the Company at the Annual Meeting. Grants of incentive stock options are permitted under the Equity Incentive Plan, and the employees of the Company and its subsidiaries who are eligible to participate in the Incentive Option Plan will be eligible to participate in the Equity Incentive Plan. Accordingly, if the Equity Incentive Plan is approved by the shareholders of the Company at the Annual Meeting, the Incentive Option Plan will terminate as of the date of the Annual Meeting. Those options granted under the Incentive Option Plan which are outstanding on the date of such termination of the Incentive Option Plan, will remain outstanding and be exercisable pursuant to their respective terms.

OPTION GRANTS

  The Company has options outstanding under its Restricted Option Plan and Incentive Option Plan. The following table shows, for the fiscal year ended December 31, 1995, certain information regarding options granted to each of the Named Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                             % OF                                VALUE AT ASSUMED
                           NUMBER OF        TOTAL                              ANNUAL RATES OF STOCK
                           SECURITIES      OPTIONS                            PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO   EXERCISE OR                OPTION TERM (4)
                             OPTIONS     EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------------
          NAME           GRANTED (#)(1) FISCAL YEAR(2) ($/SH) (3)     DATE      5% ($)      10% ($)
- ------------------------ -------------- -------------- ----------- ---------- ----------- -----------
Robert A. Vukovich,
 Ph.D...................        --             --%       $  --            --  $       --  $       --
Robert W. Loy...........     16,000          1.95%        18.25      9/18/98       46,080      96,640
                             50,000          6.11%        18.25      7/28/99      192,500     413,500
                             15,000          1.83%        18.25     10/13/99       60,300     130,350
Anthony A. Rascio,  Esq.      5,000           .61%        18.25      7/28/99       19,250      41,350
                              2,000           .24%        18.25     10/13/99        8,040      17,380
Anthony P. Maris(5).....     16,000          1.95%        18.25       4/1/97       23,200      47,200
                             50,000          6.11%        18.25       4/1/97       72,500     147,500
                             15,000          1.83%        18.25       4/1/97       21,750      44,250

- --------
(1) Represents shares of Common Stock underlying options granted during the years ended December 31, 1992 through December 31, 1994; such options were repriced by the Company on September 14, 1995. The repriced options retained their original vesting status and expiration dates.
(2) Includes all employee options repriced by the Company during 1995.
(3) Represents the fair market value of the Common Stock on the date these options were repriced.
(4) The potential realizable value does not represent actual value. The value, if any, a Named Officer may realize will depend upon the excess of the fair market value of the Common Stock over the exercise price on the date the option is exercised so that there is no assurance the value realized by the Named Officer will be at or near the estimated value. The estimated values are based upon assumptions of 5% and 10% appreciation, respectively, in the fair market value of the Company's Common Stock from the date of the repricing of these options through the expiration dates of such options.
(5) Effective February 2, 1996, Mr. Maris resigned in all capacities as an officer and Director of the Company and its subsidiaries. In connection with his resignation, Mr. Maris may exercise all or any part of such options through April 1, 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is certain information with respect to options exercised by each of the Named Officers during the fiscal year ended December 31, 1995 and certain information regarding options held by each of the Named Officers at December 31, 1995.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                           OPTIONS HELD AT FY-END (#)           FY-END ($)(2)
                          SHARES ACQUIRED      VALUE      ----------------------------- -----------------------------
          NAME            ON EXERCISE (#) REALIZED ($)(1) EXERCISABLE  /  UNEXERCISABLE EXERCISABLE  /  UNEXERCISABLE
- ------------------------  --------------- --------------- -----------     ------------- -----------     -------------
Robert A. Vukovich,
 Ph.D...................      89,565        $2,208,673      250,000          50,000      $      0         $       0
Robert W. Loy...........         --                --        64,000          17,000             0                 0
Anthony A. Rascio, Esq..         --                --         8,786           1,200        32,100                 0
Anthony P. Maris(3).....       8,000           162,000       79,834          17,000       170,216                 0

- --------
(1) The amounts in this column represent the difference between the exercise price and the average of the reported sales prices of the Company's Common Stock on the NASDAQ National Market System on the date of exercise of the stock options by the Named Officer. The amount actually realized by each such Named Officer upon the sale of such shares of Common Stock may be greater or less than, or the same as, the amounts shown above.
(2) The value of unexercised in-the-money options represents the difference between an option's exercise price and the reported last sale price of the Company's Common Stock on the NASDAQ National Market System on December 29, 1995 ($17.75 per share), which was the last trading day for the NASDAQ National Market System during fiscal 1995. The actual value, if any, a Named Officer may realize upon the exercise of an option will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by a Named Officer will be at or near the value which would have been realized if such options were exercised on December 31, 1995.
(3) Effective February 2, 1996, Mr. Maris resigned in all capacities as an officer and Director of the Company and its subsidiaries. In connection with his resignation, all of Mr. Maris' options became immediately exercisable and may be exercised through April 1, 1997.

REPORT ON OPTION REPRICING

  During the fiscal year ended December 31, 1995, the Board of Directors adopted and implemented a series of cost reduction measures in order to reduce the Company's overall operating costs, achieve certain cost efficiencies and improve the Company's overall operating performance. Certain salary reduction measures, affecting employees at all levels, including the Named Officers, were implemented in 1995. The Compensation Committee also examined the market price of the Company's Common Stock over a period of time and determined that the exercise price of certain stock options issued under the Incentive Option Plan and the Restricted Option Plan were consistently higher than the average market price of the Company's Common Stock over the period of time studied. The Compensation Committee concluded that such stock options were not providing the desired incentive to those employees of the Company whom the Compensation Committee believed were making and were expected to continue to make substantial contributions to the successful growth of the Company's business.

  In order to offset the effect of the salary reduction measures and to make the incentive feature of certain options more meaningful to the employees whom the Company believes are important to the future growth and success of the Company, the Compensation Committee, which administers both of the Option Plans, approved an adjustment in the exercise price of certain options to the last reported sale price ($18.25) of the Company's Common Stock on the NASDAQ National Market System on September 14, 1995. The repriced options retained their original vesting status and expiration dates. The Compensation Committee believes that the repricing of such options has had the desired effect and will, once again, provide employees of the Company with an attractive opportunity for increased equity ownership and a meaningful incentive to remain in the employ of the Company for the long term. Certain of the Named Officers of the Company were among those employees who had stock options repriced.

COMPENSATION COMMITTEE

Dr. Yale Brozen
Dr. W. Robert Fowler
Digby W. Barrios

  Shown below is information with respect to all repricings of options held by any Executive Officer of the Company during the period commencing on the date of the Company's initial public offering (January 23, 1990) through December 31, 1995.

                          TEN-YEAR OPTION REPRICINGS

                                                                                       LENGTH OF
                                   NUMBER OF                                            ORIGINAL
                                   SECURITIES   MARKET PRICE    EXERCISE              OPTION TERM
                                   UNDERLYING    OF STOCK AT    PRICE AT               REMAINING
                                    OPTIONS        TIME OF       TIME OF       NEW     AT DATE OF
                                    REPRICED    REPRICING OR    REPRICING   EXERCISE   REPRICING
NAME AND POSITION         DATE   OR AMENDED (#) AMENDMENT ($) AMENDMENT ($) PRICE ($)  AMENDMENT
- -----------------        ------- -------------- ------------- ------------- --------- ------------
Robert W. Loy........... 9/14/95     16,000        $18.25        $19.50      $18.25   3 Yrs
 Executive Vice          9/14/95     50,000         18.25         25.00       18.25   3 Yrs 11 Mos
 President               9/14/95     15,000         18.25         25.00       18.25   4 Yrs 1 Mo
                         7/28/94     15,000         25.00         36.50       25.00   5 Yrs 2 Mos
Anthony A. Rascio....... 9/14/95      5,000         18.25         25.00       18.25   3 Yrs 11 Mos
 Vice President,         9/14/95      2,000         18.25         25.00       18.25   4 Yrs 1 Mo
 Secretary and           7/28/94      2,000         25.00         36.50       25.00   5 Yrs 2 Mos
 General Counsel         9/18/90     10,000          3.875         6.00        3.875  5 Yrs 9 Mos
Anthony P. Maris(1)..... 9/14/95     16,000         18.25         19.50       18.25   3 Yrs
 Former Employee/        9/14/95     50,000         18.25         25.00       18.25   3 Yrs 11 Mos
 Executive Officer       9/14/95     15,000         18.25         25.00       18.25   4 Yrs 1 Mo
                         7/28/94     15,000         25.00         36.50       25.00   5 Yrs 2 Mos
                         9/18/90     10,000          3.875         6.00        3.875  5 Yrs 9 Mos
Frank S. Caruso......... 9/18/90     10,000          3.875         6.00        3.875  5 Yrs 9 Mos
 Former Employee/
 Executive Officer

- --------
(1) Notwithstanding the length of the original terms of such options on the date of the repricing, as a result of his resignation from the Company, all of Mr. Maris' options will expire on April 1, 1997, if not exercised.

DIRECTORS' COMPENSATION

  Each Director who is not an employee of the Company is entitled to receive a participation fee of $500 for each meeting of the Board of Directors attended and a fee of $250 for each meeting attended of any committee of the Board of Directors on which such Director serves. In addition, each Director who is not an employee of the Company is entitled to receive a $7,500 fee annually for services as a Director. The Company makes no payment to Directors who are employees of the Company for their services on the Board of Directors or committees thereof. The Company paid a total of $51,283 during the fiscal year ended December 31, 1995 to Directors who are not employees of the Company. Each of Mr. Miyamoto and Mr. Matsubara chose not to receive any compensation for serving as a Director of Roberts in 1995. Nonemployee directors are eligible to participate in the Company's Restricted Option Plan. During the fiscal year ended December 31, 1995, no options were granted to any nonemployee director; however, certain nonemployee directors did have previously granted options repriced in connection with the repricing of options held by certain employees of the Company. See "Report on Option Repricing." Neither Mr. Miyamoto, Mr. Matsubara nor any other representative of Yamanouchi, who has served on the Board of Directors, has received any options from the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From January 1, 1995 through December 29, 1995, the Compensation Committee consisted of Dr. Robert A. Vukovich, Dr. Yale Brozen and Dr. W. Robert Fowler. Dr. Vukovich has been the Chairman, President and Chief Executive Officer of the Company since its inception in 1983 and also has served and continues to serve as an executive officer and/or Director of certain of the Company's subsidiaries. Dr. Vukovich resigned from the

Compensation Committee on December 29, 1995 in order to allow the Compensation Committee to be comprised solely of outside Directors. See "Compensation Committee Report on Executive Compensation--Executive Officer Compensation."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL COMPENSATION POLICIES

  The base salaries and wages for all the Company's employees are managed through the Company's wage and salary administration program. Increases in base salary and wages are managed according to three guidelines: individual merit, promotions and competitive factors. Guidelines are established each year and vary in order to reflect the Company's performance and the competitive environment and to manage appropriately the overall cost of wage and salary growth.

  The Company's compensation program is based on a pay for performance criterion and consists of three key components: base salary, an annual incentive bonus program and long term incentives through the granting of equity based awards, such as stock options. The compensation program is designed to attract, retain and motivate the best personnel possible for all levels of the Company. The Company's various programs are designed to treat all employees in a fair and equitable manner and have the following common attributes upon which compensation is based:

  . level of job responsibility;
  . individual performance;
  . company performance;
  . competitive marketplace factors.

EXECUTIVE OFFICER COMPENSATION

  The method of compensation of the Company's Executive Officers is consistent with the Company's general compensation policies and is related to the Company's growth and performance. The Compensation Committee is responsible for administering the compensation program for Executive Officers of the Company, the Management Incentive Compensation Plan, the Company's Option Plans, the Money Purchase Plan and the 401(k) Plan. The Compensation Committee believes that the Company's compensation practices should reward strategic management of the business in the best long term interests of the shareholders.

  A portion of an Executive Officer's compensation may consist of bonus payments under the Management Incentive Compensation Plan. Under this plan, awards are based on the Company's performance and the employee's contribution to that performance. The aggregate amount allocated to any individual award under the Management Incentive Compensation Plan is determined by the Compensation Committee.

  The Company's long term incentives are generally in the form of stock option grants. The objectives of the Company's stock option programs are to advance the long term interests of the Company and its shareholders. Equity compensation, in the form of stock options, is an important element of the performance-based compensation of the Executive Officers. The grant of stock options continues the Company's practice of providing for management's equity ownership in order to ensure that their interests remain closely aligned with those of the Company's shareholders. Equity ownership in the Company provides a direct relationship between executive compensation and shareholder value. Stock options provide the Company's key employees an opportunity for increased equity ownership, and create an incentive to remain with the Company for the long term.

  The compensation of the Company's Chief Executive Officer is determined by the Compensation Committee based on its assessment of the Company's financial and non-financial performance against a background of various factors. The Committee has identified several factors which are critical to the success of the business, including sales growth, business growth and achievement, financial strength, progress toward achievement of goals and growth in shareholder value. The Compensation Committee believes it is important that these factors are well managed in order to maximize returns to the Company's shareholders over the long term. Performance is reviewed on an annual basis. Based on the Compensation Committee's review and evaluation of the various performance factors outlined above, Dr. Vukovich was awarded an annual salary of $540,000 for 1995, a 15% increase over the prior year. Dr. Vukovich voluntarily elected to forego his salary for approximately two months during 1995, and was therefore paid an effective salary of $452,770 in 1995, a decrease of 3.5% as compared to the salary paid in 1994 and a voluntary reduction of 16% from the salary authorized for 1995.

  Incentive bonus awards to the Chief Executive Officer are determined by the Compensation Committee based on the Company's performance and the Compensation Committee's assessment of the individual contribution of the Chief Executive Officer to that performance. The Compensation Committee did not award any bonus to Dr. Vukovich for 1995.

  In 1993, the Company adopted the Money Purchase Plan which is available to all full-time employees who have completed one year of service with the Company and attained age 20 1/2. The Compensation Committee believes this additional Company benefit will help attract, retain and motivate the best personnel possible for all levels of the Company, particularly in light of the fact that comparable benefits are offered by competitors of the Company. See "Money Purchase Pension Plan."

  Section 162(m) of the Code ("Section 162(m)"), which was enacted in 1993 (final regulations adopted December 19, 1995) for taxable years beginning on or after January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million (per capita) paid to a corporation's Chief Executive Officer and four other highest paid officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

  The 162(m) limitation has not yet had any significant effect upon the Company and its ability to deduct, for tax purposes, the compensation paid to the Company's Named Officers. Compensation paid, or to be paid, pursuant to certain of the Company's employee benefit plans will not qualify for the performance-based compensation exception to Section 162(m) by reason of Dr. Vukovich's participation as a member of the Compensation Committee. Dr. Vukovich resigned from the Compensation Committee in 1995 with the intention that the Company would thus be able to attempt to qualify compensation to be paid pursuant to future employee benefit plans under the performance-based exception to Section 162(m).

  The Compensation Committee recognizes that certain future events, such as a change in control of the Company, the termination by the Company of certain executive personnel or the exercise of certain stock options, depending upon the difference between the fair market value of the Company's Common Stock and the exercise price of such an option on the date of exercise, may result in the disallowance of a portion of the Company's compensation deductions under
Section 162(m) as it relates to the Named Officers of the Company. See "Employment and Resignation Agreements." Moreover, the Compensation Committee may from time to time award compensation that may be non-deductible under
Section 162(m) when, in the exercise of the Compensation Committee's business judgment, such award would be in the best interests of the Company.

COMPENSATION COMMITTEE

Dr. Yale Brozen
Dr. W. Robert Fowler
Digby W. Barrios

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its Executive Officers, Directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to events or transactions during fiscal 1995 except for the following reports which were filed late: (i) the Form 4 required to be filed by Dr. Fowler for the month of August 1995, as a result of the sale of shares of Common Stock by Dr. Fowler in that month, and
(ii) the Form 4 required to be filed by Mr. Rascio for the month of September 1995, as a result of the repricing in that month of options to acquire shares of Common Stock which had been granted previously to Mr. Rascio. Each of Dr. Fowler and Mr. Rascio, however, did promptly file a Form 4 upon realizing the inadvertent omission.

                 ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

  There will be presented at the Annual Meeting a proposal to approve and adopt the Stock Purchase Plan. The Board of Directors of the Company approved and adopted the Stock Purchase Plan, subject to shareholder approval, at a meeting of the Board of Directors in December 1995. The Board of Directors believes that the Stock Purchase Plan would advance the best interests of the Company and its shareholders since the Board of Directors believes the adoption of the Stock Purchase Plan will improve employee morale and increase employee interest and involvement in the growth and development of the Company's business by allowing employees to use salary deductions to invest in the Company's Common Stock pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Stock Purchase Plan is neither a pension, profit-sharing, nor stock bonus plan designed to qualify under Section 401(a) of the Code nor an employee benefit plan subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

SUMMARY OF PROVISIONS OF STOCK PURCHASE PLAN

  If approved by the shareholders of the Company at the Annual Meeting, the Stock Purchase Plan shall become effective as of June 1, 1996. The Stock Purchase Plan, if approved by the Company's shareholders, would be administered by the Compensation Committee which shall have the authority to interpret the provisions of the Stock Purchase Plan and to prescribe, amend and rescind rules and regulations relating to the Stock Purchase Plan. The Company intends to (i) establish and maintain separate accounts for all participants under the Stock Purchase Plan, (ii) allocate shares of Common Stock to participants' accounts on each investment date, and (iii) update participants' accounts and issue quarterly statements to each participant which track account activity, including sales, transfers and deliveries of Common Stock, for the previous quarter. 500,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan. All employees of the Company and any present or future subsidiary corporation of the Company, except for any employee who owns 5% or more of the outstanding shares of the Company's Common Stock or any employee who works 20 hours or less per week or 5 months or less per calendar year, shall be eligible to participate in the Stock Purchase Plan. As of April 4, 1996, there were approximately 421 employees eligible to participate in the Stock Purchase Plan.

GENERAL INFORMATION

  Each eligible employee who elects to participate in the Stock Purchase Plan shall be able to designate from 1% to 10% of the employee's compensation, which shall be automatically deducted from the employee's paycheck, to purchase shares of the Company's Common Stock; provided, that no employee participant may purchase in a particular plan year under this Stock Purchase Plan, shares of Common Stock with a fair market value more than $25,000. The amount of the salary deduction may be increased or reduced at any time during the course of a plan year by an employee participant, and a participating employee may cease participation in the Stock Purchase Plan at any time.

  The payroll deductions of employee participants shall be used to purchase shares of the Company's Common Stock on the Friday immediately preceding the 15th day of the month following the end of each quarter during the Company's fiscal year (the "Investment Date"). On an Investment Date, each participant will be granted an option to purchase shares of the Company's Common Stock and such option will be exercised immediately upon grant without any further action of the participant. The purchase price for each share of Common Stock to be acquired pursuant to the Stock Purchase Plan shall be equal to 85% of the fair market value of the Common Stock on an Investment Date. For purposes of the purchase price under the Stock Purchase Plan, "fair market value" shall be the arithmetic average of the high and low sale prices on the Investment Date of a share of Common Stock as reported on the NASDAQ National Market System. On April 4, 1996, the closing price of the Company's Common Stock reported on the NASDAQ National Market System was $19.375 and the average of the high and low sale prices was $19.75.

FEDERAL INCOME TAX CONSEQUENCES

  The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Generally, neither the grant nor the exercise of an option under the Stock Purchase Plan will have immediate tax consequences to the employee participants or the Company; provided, that like incentive stock options, the employee participant does not dispose of the shares of Common Stock acquired within two years of the date of grant of the option or one year after the transfer of such shares of Common Stock to the employee participant, and at all times during the period beginning with the date of grant of the option and ending on the day three months before the exercise of an option, the participant was an employee of the Company or a subsidiary of the Company. The amounts deducted from an employee participant's compensation for the purchase of shares of Common Stock under the Stock Purchase Plan will not be excludable from such employee's taxable compensation income and will generally be deductible by the Company as compensation expense.

  A portion of the gain, if any, recognized by an employee participant upon the disposition of shares of Common Stock acquired under the Stock Purchase Plan will be treated as compensation income to an employee participant, taxable at ordinary federal income tax rates. If such disposition of shares of Common Stock occurs more than two years after the date the option to purchase shares was granted and more than one year after the date of transfer of such shares to the employee participant, or in the event of the death of an employee participant, at any time while owning shares of Common Stock acquired pursuant to the Stock Purchase Plan, the amount of compensation income will be limited to the lesser of (i) the excess of the fair market value of the shares of Common Stock at the time of such disposition over the amount paid for such shares or (ii) the excess of the fair market value of the shares of Common Stock at the time the option was granted over the amount paid for such shares. Income tax withholding would be required. The Company would not be entitled to a business deduction for the amount of compensation income recognized by the employee participant. The amount of such ordinary compensation income would be added to the employee participant's basis of the shares of Common Stock disposed of and any additional gain recognized by the holder of shares upon such disposition will be taxed as a long-term capital gain.

  If shares of Common Stock acquired pursuant to the Stock Purchase Plan are disposed of within two years of the date of grant of the option or one year of the date of transfer of the shares of Common Stock to the employee participant, then a "disqualifying disposition" within the meaning of Section 421(b) of the Code will have occurred, and the employee participant must recognize ordinary compensation income for the year in which the disqualifying disposition occurred equal to the excess of the fair market value of such shares of Common Stock on the date the option was exercised over the purchase price paid for such shares of Common Stock.

Income tax withholding would be required. The Company may claim a business deduction for compensation expense equal to the amount of ordinary compensation income recognized by the employee participant making the disqualifying disposition. The amount of ordinary compensation income recognized by the employee participant will be added to the employee's basis in the shares of Common Stock disposed, and any remaining gain or loss recognized by such employee from such disposition will be short-term or long-term capital gain or loss, depending on the employee's holding period for the shares of Common Stock. Gain or loss related to the disqualifying disposition of any shares of Common Stock held for more than one year will be long-term capital gain or loss.

  The Board of Directors believes that the $1 million deduction limit imposed by Section 162(m) of the Code with respect to compensation paid by the Company to certain officers should not apply in connection with any disposition by an employee participant of shares of Common Stock acquired pursuant to the Stock Purchase Plan and held for the requisite holding periods since the Company is not entitled to a business deduction for the amount of ordinary compensation income recognized by the employee participant. The Board of Directors believes that the $1 million deduction limit imposed by Section 162(m) would apply with respect to the Company's deduction in connection with a disqualifying disposition by certain officers of the Company since the compensation income to be recognized results from the purchase of shares of Common Stock at a discount from fair market value. However, the Board of Directors believes that the potential impact of Section 162(m) with respect to the Stock Purchase Plan is limited, particularly since Dr. Vukovich owns more than 5% of the shares of the Company's outstanding Common Stock and is not eligible to participate in the Stock Purchase Plan.

OTHER INFORMATION

  Employee participants in the Stock Purchase Plan will have all of the rights and privileges of a shareholder of the Company with respect to whole shares of Common Stock purchased under the Stock Purchase Plan, including, without limitation, the right to vote the shares with respect to any matter requiring shareholder approval and the right to receive dividends. Any option granted under the Stock Purchase Plan is not transferable other than by will or the laws of descent and distribution. In the event of a stock split or share combination, the number of shares reserved under the Stock Purchase Plan, and the number of shares of Common Stock acquired pursuant to the Stock Purchase Plan, shall be increased or decreased proportionately. In the event of any other change affecting the Company's Common Stock, such adjustments shall be made as deemed equitable by the Board of Directors. Upon retirement, termination of employment or death, the amount of an employee participant's payroll deductions not yet invested shall be refunded to the participant or the participant's estate. The Stock Purchase Plan shall terminate when all shares of Common Stock reserved for issuance are issued, or at any other time at the discretion of the Board of Directors. The Board of Directors may amend the Stock Purchase Plan in any respect, subject to shareholder approval if required.

NEW PLAN BENEFITS

  At this time, no options have been granted under the Stock Purchase Plan to any employee of the Company or its subsidiaries, and it is not possible to determine how many eligible employees will participate in the Stock Purchase Plan. However, if the Stock Purchase Plan had been in effect during the Company's entire 1995 fiscal year and each of the Named Officers of the Company, who would have been eligible to participate during 1995, had designated the maximum allowable amount of the officer's salary earned during fiscal 1995 to purchase shares of the Company's Common Stock pursuant to the terms of the Stock Purchase Plan, then the Named Officers would have acquired the number of shares of the Company's Common Stock set forth in the following table.

                          ESTIMATED NEW PLAN BENEFITS
                    UNDER THE EMPLOYEE STOCK PURCHASE PLAN

                                        MAXIMUM             NUMBER OF SHARES
NAME AND POSITION             EMPLOYEE CONTRIBUTION($)(1) OF COMMON STOCK(#)(2)
- -----------------             --------------------------- ---------------------
Robert A. Vukovich, Ph.D....            $    --(3)                   --(3)
 President & Chief Executive
 Officer
Peter M. Rogalin............                 --(4)                   --(4)
 Vice President, Treasurer
 and Chief Financial Officer
Robert W. Loy(5)............             18,650                     999
 Executive Vice President
Anthony A. Rascio, Esq......             13,520                     725
 Vice President, Secretary
 and General Counsel
Anthony P. Maris............                 --(6)                   --(6)
 Former Employee/Executive
 Officer
Current Executive Officer
Group.......................             32,170(7)                1,724(7)
Non-Executive Officer
Director Group..............                 --(8)                   --(8)
Non-Executive Officer
Employee Group..............                 --(9)                   --(9)

- --------
(1) Maximum employee contribution is based on the deduction of 10% of 1995 compensation and investment of such amount in the Stock Purchase Plan.
(2) Estimated number of shares of Common Stock which would have been acquired pursuant to the Stock Purchase Plan is based on the investment during 1995 of employee contributions on each Investment Date at the fair market value of the Common Stock on each such date.
(3) Dr. Vukovich owns more than 5% of the outstanding shares of the Company's Common Stock and is not eligible to participate in the Stock Purchase Plan.
(4) Mr. Rogalin was not an employee of the Company at any time during fiscal 1995 and, accordingly, it is not possible to determine his estimated benefit in fiscal 1995 under the Stock Purchase Plan.
(5) During fiscal 1995, Mr. Loy served as a Vice President and Chief Operating Officer of the Company. In March 1996, Mr. Loy assumed the newly created position of Executive Vice President-Operations and New Business Development.
(6) Effective February 2, 1996, Mr. Maris, a Named Officer of the Company during fiscal 1995, resigned in all capacities as an officer and Director of the Company and its subsidiaries and therefore, cannot participate in the Stock Purchase Plan.
(7) Includes only Mr. Loy and Mr. Rascio.
(8) Only employees of the Company are eligible to participate in the Stock Purchase Plan.
(9) The benefits to this group depend upon factors which are not within the control of, or determinable by, the Company.

VOTE REQUIRED

  Approval and adoption by the Company's shareholders of the Stock Purchase Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy. Any proxy containing an abstention and any share of Common Stock present at the meeting that has abstained from voting on the proposal to approve and adopt the Stock Purchase Plan will be counted as a negative vote. Broker non-votes will not be counted as a vote cast on this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE STOCK PURCHASE PLAN.

                  ADOPTION OF THE 1996 EQUITY INCENTIVE PLAN


INTRODUCTION

  There will be presented at the meeting a proposal to approve and adopt the Equity Incentive Plan. The Board of Directors of the Company has approved the Equity Incentive Plan in order to advance the best interests of the Company and its shareholders by enhancing the ability of the Company to attract and retain employees and other persons who are in a position to make significant contributions to the growth and success of the Company's business and to encourage such employees and other persons to take into account the long-term interests of the Company through ownership of shares of the Company's Common Stock. If the Equity Incentive Plan is approved by the shareholders at the Annual Meeting, the Company's Incentive Option Plan will be terminated as of such date. See "Incentive Stock Option Plan."

SUMMARY OF PROVISIONS OF EQUITY INCENTIVE PLAN

  If approved by the shareholders of the Company at the Annual Meeting, the Equity Incentive Plan shall become immediately effective on such date. The Equity Incentive Plan will terminate on May 21, 2006, unless earlier terminated by the Board of Directors. The Equity Incentive Plan will be administered by the Compensation Committee. The Equity Incentive Plan will authorize the Compensation Committee to grant (i) "incentive stock options" within the meaning of Section 422 of the Code, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted stock grants, (v) deferred stock awards, and (vi) other stock based awards to employees of the Company and its subsidiaries and other persons and entities who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Awards may be made singly, in combination or in tandem. As of April 4, 1996, there were approximately 422 employees eligible to participate in the Equity Incentive Plan. 1,500,000 shares of Common Stock will be reserved for issuance under the Equity Incentive Plan, and the maximum number of shares of Common Stock which could be issued to the Company's Chief Executive Officer pursuant to various awards shall not exceed 35% of the shares of Common Stock reserved for issuance thereunder, and the maximum number of shares to be issued to any other employee or participant shall not exceed 20% of the shares of Common Stock reserved for issuance thereunder. The Compensation Committee would determine (i) the recipients of awards under the Equity Incentive Plan, (ii) the times at which awards will be made, (iii) the size and type of awards, and
(iv) the terms, conditions, limitations and restrictions of awards.

AWARDS UNDER THE EQUITY INCENTIVE PLAN

  Stock Options. The Compensation Committee can grant either incentive stock options or nonqualified stock options. Only employees of the Company and its subsidiaries may be granted incentive stock options. The exercise price of an incentive stock option shall not be less than the fair market value, or, in the case of a 10% or greater shareholder of the Company, 110% of the fair market value of the Company's Common Stock on the date of grant. At the discretion of the Compensation Committee, the exercise price of a nonqualified stock option may be less than the fair market value of the Company's Common Stock on the date of grant. For purposes of the exercise price of an option, "fair market value" shall mean the arithmetic average of the highest and lowest sale prices of the Common Stock reported on the NASDAQ National Market System on a particular date. On April 4, 1996, the closing price of the Company's Common Stock reported on the NASDAQ National Market System was $19.375 and the average of the high and low sale prices was $19.75. The term of an option and the time or times at which such option are exercisable shall be set by the Compensation Committee; provided, however, that no option shall be exercisable more than 10 years (5 years for an incentive stock option granted to a 10% or greater shareholder of the Company) from the date of grant, and with respect to an incentive stock option, the fair market value on the date of grant of the shares of Common Stock which are exercisable by a participant for the first time during any calendar year shall not exceed $100,000. Payment of the exercise price shall be made in any form permitted by the Compensation Committee, including cash or shares of the Company's Common Stock.

  Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights ("SAR") either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. SARs entitle the grantees to receive an amount in cash or shares of Common Stock with a value equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date the SAR was granted, which represents the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, in shares of Common Stock or a combination of both at the discretion of the Compensation Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares of Common Stock would terminate.

  Restricted Stock Grants. The Compensation Committee may grant shares of Common Stock under a restricted stock grant which would set forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which may include restrictions on transfer, continuous service with the Company or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of Common Stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. A grantee shall be entitled to vote the shares of Common Stock and receive any dividends thereon prior to the termination of any applicable restrictions, conditions or forfeiture provisions.

  Deferred Stock Awards. The Compensation Committee may grant shares of Common Stock under a deferred stock award, with the delivery of such shares of Common Stock to take place at such time or times and on such conditions as the Compensation Committee may specify. Shares of Common Stock may be granted pursuant to deferred stock awards for no consideration or for any consideration as determined by the Compensation Committee.

  Other Stock Based Awards. The Compensation Committee may grant shares of Common Stock to employees of the Company or its subsidiaries as bonus compensation, or if agreed to by an employee, in lieu of such employee's cash compensation.

FEDERAL INCOME TAX CONSEQUENCES

  Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for the Company.

  The exercise of a nonqualified stock option would result in ordinary income for the grantee and a business deduction for the Company measured by the difference between the option's exercise price and the fair market value of the shares of Common stock received at the time of exercise. If the Company is required to withhold income taxes in connection with the exercise of a nonqualified stock option, the Compensation Committee may, in its discretion, permit such withholding obligation to be satisfied by the delivery of shares of Common Stock held by the grantee or to be delivered to the grantee upon exercise of the option.

  The exercise of an incentive stock option would not result in income for the grantee or in a business deduction for the Company if the employee does not dispose of the shares of Common Stock acquired upon exercise within two years after the date of grant of the option and one year after the transfer of the shares of Common Stock upon exercise, and if the employee is an employee of the Company or a subsidiary of the Company from the date of grant until three months before the date of exercise. If these requirements are met, the basis of the shares of Common Stock would be the exercise price. Any gain related to the subsequent disposition of the shares of Common Stock would be taxed to the employee as a long-term capital gain and the Company would not be entitled to any deduction. The excess of the fair market value of the Common Stock on the date of exercise over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

  If an employee should dispose of the shares of Common Stock acquired pursuant to the exercise of an incentive stock option prior to the expiration of either of the designated holding periods, the employee would recognize ordinary income and the Company would be entitled to a business deduction in an amount equal to the lesser of the fair market value of the shares of Common Stock on the date of exercise minus the option exercise price or the amount realized on disposition of the shares of Common Stock minus the option exercise price. Any gain in excess of the ordinary income recognized by the employee would be taxable as long-term or short-term capital gain, depending on the holding period. If an option, intended to be an incentive stock option, does not satisfy all of the requirements of an incentive stock option pursuant to Section 422 of the Code when granted, the employee would recognize ordinary income upon exercise of the option and the Company would be entitled to a business deduction in an amount equal to the fair market value of the shares of Common Stock on the exercise date minus the option exercise price. Income tax withholding would be required. In the event an option intended to be an incentive stock option does not qualify as such when granted or when exercised, the Board of Directors believes that any related deduction should not be subject to the annual $1 million per capita limitation on employee remuneration for the Named Officers of the Company imposed by Section 162(m) of the Code. The Board of Directors believes that the income recognized by an employee or other participant upon the exercise of an option granted under the Equity Incentive Plan should be qualified performance-based compensation and, therefore, an exception to the limitations imposed on the Company by Section 162(m) of the Code with respect to the deductibility of a Named Officer's compensation during a particular calendar year.

  SARS. The grant of an SAR would not result in income for the grantee or in a business deduction for the Company. Upon the exercise of an SAR, the grantee would recognize ordinary income and the Company would be entitled to a business deduction measured by the fair market value of the shares of Common Stock plus any cash received. Income tax withholding would be required for employees of the Company and its subsidiaries. The Board of Directors believes that any income related to the exercise of SARs should be exempt from the $1 million limit of Section 162(m) of the Code pursuant to the performance-based compensation exception.

  Restricted Stock Grants and Deferred Stock Awards. If the shares of Common Stock issued pursuant to a restricted stock grant or deferred stock award are subject to restrictions resulting in a "substantial risk of forfeiture" pursuant to the meaning of such term under Section 83 of the Code, the restricted stock grant or deferred stock award would not result in income for the grantee or in a business deduction for the Company for federal income tax purposes. If there are no such restrictions, conditions, limitations or forfeiture provisions, the grantee would recognize ordinary income and the Company would be entitled to a business deduction upon receipt of the shares of Common Stock. Dividends paid to the grantee while the stock remained subject to any restrictions would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock at the time of lapse. Income tax withholding would be required for employees of the Company and its subsidiaries.

  Other Stock Based Awards. Any employee of the Company or any of its subsidiaries who receives shares of Common Stock as bonus compensation or in lieu of the employee's cash compensation shall recognize ordinary income, and the Company would be entitled to a business deduction, subject to the $1 million deduction limitation under Section 162(m), measured by the fair market value of the shares of Common Stock issued to the employee.

OTHER INFORMATION

  If there is a stock split, stock dividend or other relevant change affecting the Company's Common Stock, appropriate adjustments will be made in the number of shares of Common Stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving the Company in which the Company is not the surviving entity, either all outstanding stock options and SARs shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, or upon involuntary termination after age 65, stock options and SARs which are exercisable as of the date of such termination may be exercised within three months of the date of termination, and any restricted stock grants and deferred stock awards which are still subject to any restriction shall be forfeited to the Company. Upon death or disability or voluntary termination of service after age 65, all stock options and SARs become immediately exercisable and may be exercised for a period of six months (three months in the case of voluntary termination after age 65) after the date of termination, and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan; provided, that no such action may be taken without shareholder approval if required pursuant to Section 16 of the Exchange Act, or Section 162(m) of the Code. The Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation" in 1996. The Company does not expect that the application of SFAS No. 123 to the Equity Incentive Plan, if adopted by the shareholders, will impact the Company's results of operations, financial position or cash flows. For additional information with respect to SFAS No. 123, see "Note 1-- Recently Issued Accounting Standards" to the Company's consolidated financial statements included in the annual report to shareholders.

NEW PLAN BENEFITS

  At this time, no awards have been granted under the Equity Incentive Plan, and it is not possible to state the terms or benefits of any individual awards which may be issued under the Equity Incentive Plan, or which would have been issued if the Equity Incentive Plan had been in effect during fiscal 1995, or the name or positions of, or respective amounts of the allotment to, any persons who may participate.

VOTE REQUIRED

  Approval and adoption by the Company's shareholders of the Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock present in person or represented by proxy. Any proxy containing an abstention and any share of Common Stock present at the meeting that has abstained from voting on the proposal to approve and adopt the Equity Incentive Plan will be counted as a negative vote. Broker non-votes will not be counted as a vote cast on this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE EQUITY INCENTIVE PLAN.

                                 ANNUAL REPORT

  The annual report to shareholders for the fiscal year ended December 31, 1995 accompanies this Proxy Statement. Coopers & Lybrand L.L.P. has audited the financial statements for the fiscal year ended December 31, 1995, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  Selection of the independent public accountants for the Company is made by the Board of Directors and is based upon the recommendation of the Company's Audit Committee. Coopers & Lybrand L.L.P. was the Company's independent public accountants for the fiscal year ended December 31, 1995. The Board of Directors has selected Coopers & Lybrand L.L.P. to serve as the Company's independent public accountants for the current fiscal year.

  A representative of Coopers & Lybrand L.L.P. will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for presentation at the Company's next Annual Meeting of shareholders must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than December 30, 1996. The Company's By-Laws contain certain procedures which must be followed in connection with shareholder proposals.

  MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE STOCK PURCHASE PLAN AND FOR THE PROPOSAL TO APPROVE AND ADOPT THE EQUITY INCENTIVE PLAN.

  THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROBERTS PHARMACEUTICAL CORPORATION, MERIDIAN CENTER II, 4 INDUSTRIAL WAY WEST, EATONTOWN, NEW JERSEY 07724.

  ALL SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND SEND IN THEIR PROXIES WITHOUT DELAY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 2 BROADWAY, 19TH FLOOR, NEW YORK, NY 10004. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                          ANTHONY A. RASCIO, Esq.
                                          Vice President and Secretary

April 29, 1996

                      ROBERTS PHARMACEUTICAL CORPORATION
                ANNUAL MEETING OF SHAREHOLDERS -- MAY 22, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates and appoints Robert A. Vukovich, Ph.D., Anthony A. Rascio, Esq. and W. Robert Fowler, M.D. and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all of the shares of Common Stock of ROBERTS PHARMACEUTICAL CORPORATION standing in the name of the undersigned at the close of business on April 4, 1996, at the annual meeting of shareholders to be held at the Company's headquarters, Meridian Center II, 4 Industrial Way West, Eatontown, New Jersey 07724, on May 22, 1996 at 10:00 a.m., and at any and all adjournment or adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side of this Proxy.


    1.   ELECTION OF DIRECTORS
         FOR all nominees listed below                         WITHHOLD AUTHORITY
         (except as marked to the contrary below) [ ]          to vote for all nominees listed below [ ]
         Robert A. Vukovich, Ph.D., Robert W. Loy, Anthony A. Rascio, Esq., Peter M. Rogalin, Takao Miyamoto, Akihiko Matsubara,
                                                            W. Robert Fowler, M.D. and Digby W. Barrios.

         INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.
         -----------------------------------------------------------------------
    2. To approve and adopt the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan.
                    FOR [ ]    AGAINST [ ]      ABSTAIN [ ]

    3. To approve and adopt the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan.
                    FOR [ ]    AGAINST [ ]      ABSTAIN [ ]

    4. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.
                                  (Continued, and to be Signed, on Reverse Side)

     The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the nominees indicated on the reverse side of this Proxy and FOR the proposal to approve and adopt the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan as indicated on the reverse side of this Proxy and FOR the proposal to approve and adopt the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan as indicated on the reverse side of ths Proxy.

                                      NOTE: Please mark, sign, date and return promptly in the envelope provided. No postage is required if mailed in the United States.

                                      DATE:                         , 1996
                                           -------------------------

                                      ------------------------------------
                                                  (Signature)

                                      ------------------------------------
                                                  (Signature)

                                      PLEASE SIGN EXACTLY AS YOUR NAME APPEARS.
                                      WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                      ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE
                                      SET FORTH YOUR FULL TITLE. IF SIGNER IS A
                                      CORPORATION, PLEASE SIGN THE FULL
                                      CORPORATE NAME BY A DULY AUTHORIZED
                                      OFFICER. JOINT OWNERS SHOULD EACH SIGN.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.